Exhibit 4.8

PricewaterhouseCoopers LLP
Chartered Accountants
PricewaterhouseCoopers Place
250 Howe Street, Suite 700
July 17, 2007	Vancouver, British Columbia
Canada V6C 3S7
Telephone +1 604 806 7000
Facsimile +1 604 806 7806

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C.  20549

Commissioners:

We are aware that our compilation report dated July 17, 2007 on the unaudited pro forma consolidated financial information of Teck Cominco Limited as at March 31, 2007 and for the year ended December 31, 2006 and the three months ended March 31, 2007, is included in this Registration Statement on Form F-8 dated July 17, 2007.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, Canada

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.